UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2008

FCStone Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33363	42-1091210
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10330 NW Prairie View Road, Kansas City, Missouri	64153
(Address of principal executive offices)	(Zip Code)

(800) 255- 6381

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

FCStone Group, Inc. (the “Company”) and its wholly-owned subsidiary Agora-X, LLC (“Agora-X”) have entered into an agreement with The NASDAQ OMX Group, Inc. (“NASDAQ OMX”) whereby NASDAQ OMX will acquire up to a 20% interest in Agora-X represented by preferred membership units in exchange for a total consideration of $7.5 million. The transaction is divided into two stages, each at the same per unit price, with an initial investment of $5.0 million and a subsequent investment of $2.5 million upon achievement of certain milestones. The initial and subsequent investments are subject to compliance with terms and conditions to be met at the closings thereof.

Agora-X is developing an Electronic Communications Network (“ECN”) for the institutional trading of over-the-counter commodity contracts. The proceeds of the transaction will be used by Agora-X to fund development of the ECN, to repay a portion of the advances made to Agora-X by FCStone and for general business purposes.

The description in this report of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy the agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

On February 28, 2008, the Company issued a press release announcing the transaction with NASDAQ OMX. The press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement by and among Agora-X, NASDAQ OMX and the Company, dated February 27, 2008.

99.1	Press Release dated February 28, 2008.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FCSTONE GROUP, INC.

Dated: February 28, 2008

	By:	/s/ Aaron M. Schroeder
Aaron M. Schroeder
Vice President/Chief Accounting Officer

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